Exhibit 99.1

J. B. Hunt Transport Services, Inc.
615 J.B. Hunt Corporate Drive
Lowell, Arkansas   72745
(NASDAQ:  JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2002

LOWELL, ARKANSAS, January 30, 2003 -  J. B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced record annual net earnings of $51.8 million for 2002, or diluted earnings per share of $1.33, also a record number, compared with 2001 full-year earnings of $32.9 million, or 91 cents per diluted share.  Total operating revenue for the year was $2.25 billion, compared with $2.10 billion in 2001.  While the economy and level of freight activity were challenging during 2002, the Company is extremely pleased to report improved operating income and net earnings for the year.  Operating income rose 40% from $72.2 million in 2001 to $101 million in 2002 on a 7% rise in revenues.  Net earnings rose 57% to a record $51.8 million in 2002 from $32.9 million in 2001.  Earnings per share jumped 46% in spite of a nearly 8% increase in average shares outstanding.  A significant portion of the full year 2002 net earnings improvement was a result of the Company’s continued focus on improving revenue quality in the Truck segment.  Higher revenue per loaded mile, an intense focus on freight selection and reduced empty miles were a result of the Truck segment’s yield management initiatives.

Fourth quarter 2002 net earnings were $14.7 million or 37 cents per diluted share, compared with 2001 fourth quarter earnings of $18.2 million, or 50 cents per diluted share.  The fourth quarter earnings for 2002 were negatively influenced by a higher income tax rate, higher insurance and claims costs, and a loss incurred on a terminal facility that the Company has agreed to sell.   As previously reported, the fourth quarter of 2001 benefited from a change in the method of estimating ultimate losses relating to liability and workers’ compensation claims.  Total operating revenue for the fourth quarter of 2002 was $597.7 million, compared with $546.2 million in 2001.  Reflecting current industry trends, insurance premium costs were higher in 2002 and accident costs, particularly in the fourth quarter, rose significantly.  For the first nine months of 2002, the Company’s estimated effective income tax rate for the full-year 2002 had been estimated at 25%.  Given the continued improvement in earnings, the tax rate was increased to 42% during the fourth quarter of 2002, to achieve an overall effective income tax rate of approximately 31% for the full year, compared to 23.5% for the full year of 2001.  Also, during the fourth quarter of 2002, the Company agreed to sell a terminal facility that resulted in a loss of approximately 1 cent per share.  The sale will result in lower future operating expenses, primarily in the Truck business segment.

During the fourth quarter, the Truck, Intermodal and Dedicated Contract Services (DCS) operating segments posted operating ratios of 96.3%, 91.1% and 97.9% respectively.  Truck and DCS operating ratios reflect the additional costs incurred in insurance and claims, while Intermodal recorded a record operating performance.

As previously reported during 2002, the Company’s Intermodal segment completed a sizeable investment in converting the entire container fleet to stackable 53-foot units.  The combination of this uniform fleet of the most efficient boxes available plus outstanding railroad service allowed the Company to record the best asset velocity in the segment’s history.  Box turns, which measure the number of loads per month per container, rose nearly 4% in the fourth quarter of

2002 to the highest in history.  The better velocity and the improved railroad service levels, along with a new incentive compensation package for the Intermodal drivers, also allowed the dray fleet to improve its productivity by almost 14%.  A strong focus on revenue quality and close attention to dray and other costs contributed to the outstanding performance in Intermodal as well.

Truck rates continued the trend of the last several quarters by increasing 4.9% while empty miles declined to 9.3% in the 2002 fourth quarter vs. 12.0% in 2001.  Revenue per truck per day in the Truck segment increased to $564 in the fourth quarter of 2002 vs. $525 per day in the fourth quarter of 2001.  For the first time ever, revenue per truck per day surpassed the Company's target of $600 per day achieving $601 in November of 2002.  The loss on the sale of a terminal facility negatively impacted the Truck operating ratio by roughly 30 basis points.

Improvements in the quality and profitability of individual DCS projects, a reduction in driver pay as a percent of revenue, and a reduction in administrative headcount relative to revenue, were overshadowed by unusually high claims costs, lingering start-up costs on a number of major projects equaling approximately 600 trucks initiated mid-year, and the elimination of some non-performing projects.  The negative impact on the operating ratio for DCS during the quarter for the higher accident and claims cost was approximately 180 basis points.  Management expects the new projects to produce more earnings as they continue to stabilize.  Improvement in the new projects was evident as the fourth quarter progressed.  DCS showed positive trends in fleet productivity with revenue per tractor per day up 6.3%.  The DCS tractor fleet finished the fourth quarter of 2002 with over 300 more power units than the fourth quarter of 2001, and achieved an all time high in revenue per truck per day which resulted in a 14% increase in top-line revenue.  As rate increases are applied to existing projects, non-performing projects are replaced and new start-ups reach optimum profitability, management expects to see continued improvement in operating earnings in the DCS segment.

Earnings for 2002 exceeded management expectations, as actual EPS was approximately 10% higher than the Company’s internal financial plan projected in December of 2001.  Revenues were within 1% of the original plan.  Similarly, the Company’s financial plan for 2003 anticipates continued margin improvement in the Company’s operations.  Given an economy that does not lose ground or other unforeseen major impediments like a severe deterioration in the geopolitical environment, the Company is comfortable with the range of analysts estimates for the full year of 2003, but reminds investors that no more than 10% of the Company’s annual earnings have occurred in the first quarter of the last two years.  Given the lackluster economy and shipping volumes experienced so far in January, management believes this trend will continue in 2003.  The 2003 internal financial plan anticipates the composition of earnings, on a percentage basis, will follow a similar quarterly distribution as in 2002.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at the Company’s web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2002		2001
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues	$597,665	100.0%	$546,240	100.0%

Operating expenses
Salaries, wages and employee benefits	206,166	34.5%	195,869	35.9%
Rents and purchased transportation	191,055	32.0%	167,980	30.8%
Fuel and fuel taxes	57,842	9.7%	48,311	8.8%
Depreciation and amortization	37,494	6.3%	36,188	6.6%
Operating supplies and expenses	33,242	5.6%	37,012	6.8%
Insurance and claims	18,054	3.0%	5,037	0.9%
Operating taxes and licenses	7,760	1.3%	7,562	1.4%
General and administrative expenses, net of gains	9,627	1.6%	5,951	1.1%
Communication and utilities	5,629	0.9%	6,255	1.1%
Total operating expenses	566,869	94.8%	510,165	93.4%
Operating income	30,796	5.2%	36,075	6.6%
Interest expense	(5,472)	(0.9% )	(9,036)	(1.7% )
Equity in earnings (loss) of associated companies	71	0.0%	(1,324)	(0.2% )
Earnings before income taxes	25,395	4.2%	25,715	4.7%
Income taxes	10,668	1.8%	7,532	1.4%
Net earnings	$14,727	2.5%	$18,183	3.3%
Average basic shares outstanding	39,292		35,974
Basic earnings per share	$0.37		$0.51
Average diluted shares outstanding	40,307		36,275
Diluted earnings per share	$0.37		$0.50

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31
	2002		2001
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues	$2,247,886	100.0%	$2,100,305	100.0%

Operating expenses
Salaries, wages and employee benefits	818,318	36.4%	790,210	37.6%
Rents and purchased transportation	698,456	31.1%	604,542	28.8%
Fuel and fuel taxes	210,632	9.4%	226,101	10.8%
Depreciation and amortization	145,848	6.5%	142,755	6.8%
Operating supplies and expenses	130,853	5.8%	145,850	6.9%
Insurance and claims	56,132	2.5%	42,381	2.0%
Operating taxes and licenses	32,797	1.5%	32,616	1.6%
General and administrative expenses, net of gains	30,029	1.3%	19,282	0.9%
Communication and utilities	23,859	1.1%	24,358	1.2%
Total operating expenses	2,146,924	95.5%	2,028,095	96.6%
Operating income	100,962	4.5%	72,210	3.4%
Interest expense	(24,762)	(1.1% )	(27,044)	(1.3% )
Equity in earnings (loss) of associated companies	(1,353)	(0.1% )	(2,083)	(0.1% )
Earnings before income taxes	74,847	3.3%	43,083	2.1%
Income taxes	23,031	1.0%	10,138	0.5%
Net earnings	$51,816	2.3%	$32,945	1.6%
Average basic shares outstanding	37,984		35,602
Basic earnings per share	$1.36		$0.93
Average diluted shares outstanding	39,042		36,199
Diluted earnings per share	$1.33		$0.91

Financial Information By Segment
(dollars in thousands)
(unaudited)

	Three Months Ended December 31
	2002	2001

Gross revenue

Truck	$213,097	$203,116
Intermodal	218,499	198,400
Dedicated	169,767	148,631
Logistics	(1)	(57)
Subtotal	601,362	550,090
Intersegment eliminations	(3,697)	(3,850)
Consolidated revenue	$597,665	$546,240

Operating income (loss)

Truck	$7,841	$4,296
Intermodal	19,543	13,248
Dedicated	3,481	6,495
Logistics and other (1)	(69)	12,036
Operating income	$30,796	$36,075

	Twelve Months Ended December 31
	2002	2001
Gross revenue

Truck	$827,348	$828,577
Intermodal	809,087	740,491
Dedicated	628,348	548,749
Logistics	(5)	(95)
Subtotal	2,264,778	2,117,722
Intersegment eliminations	(16,892)	(17,417)
Consolidated revenue	$2,247,886	$2,100,305

Operating income (loss)

Truck	$26,625	$8,708
Intermodal	54,558	42,082
Dedicated	19,666	17,419
Logistics and other (1)	113	4,001
Operating income	$100,962	$72,210

(1)  Includes unallocated corporate support and insurance amounts.

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2002	2001
Truck
Operating ratio	96.3%	97.9%
Loads	234,077	233,981
Net revenue (excl. fuel surcharge) per tractor per week	$2,818	$2,624
Length of haul	565	583
RPLM (excl. fsc)	1.472	1.403
Loaded miles (000)	134,867	137,580
Total miles (000)	148,636	156,326
Empty miles %	9.3%	12.0%
Average tractors during the period	5,589	5,826
Tractors (end of period)
Company owned	4,924	5,382
Independent contractor	679	336
Total tractors	5,603	5,718
Trailers (end of period)	20,382	20,948
Avg. effective trailing equip. usage*	15,283	15,677

Intermodal
Operating ratio	91.1%	93.3%
Loads	123,216	117,075
Net change in revenue per loaded mile (excl. fsc)	0.6%	2.4%
Revenue per load (excl. fsc)	$1,726	$1,662
Tractors (end of period)	917	910
Containers (end of period)	19,672	18,711
Avg. effective trailing equip. usage*	19,204	17,927

Dedicated
Operating ratio	97.9%	95.6%
Loads	355,235	322,315
Net revenue (excl. fuel surcharge) per tractor per week	$2,749	$2,586
Average tractors during the period	4,828	4,530
Tractors (end of period)	4,812	4,478
Trailers (end of period)	5,705	4,631
Avg. effective trailing equip. usage*	11,459	10,766

	Twelve Months Ended December 31
	2002	2001
Truck
Operating ratio	96.8%	98.9%
Loads	970,055	946,672
Net revenue (excl. fuel surcharge) per tractor per week	$2,695	$2,575
Length of haul	556	590
RPLM (excl. fsc)	1.434	1.374
Loaded miles (000)	545,480	569,715
Total miles (000)	601,775	647,514
Empty miles %	9.4%	12.0%
Average tractors during the period	5,751	5,923
Tractors (end of period)
Company owned	4,924	5,382
Independent contractor	679	336
Total tractors	5,603	5,718
Trailers (end of period)	20,382	20,948
Avg. effective trailing equip. usage*	15,591	16,222

Intermodal
Operating ratio	93.3%	94.3%
Loads	473,856	446,569
Net change in revenue per loaded mile (excl. fsc)	0.6%	1.7%
Revenue per load (excl. fsc)	$1,680	$1,612
Tractors (end of period)	917	910
Containers (end of period)	19,672	18,711
Avg. effective trailing equip. usage*	18,517	18,845

Dedicated
Operating ratio	96.9%	96.8%
Loads	1,382,049	1,146,676
Net revenue (excl. fuel surcharge) per tractor per week	$2,667	$2,498
Average tractors during the period	4,602	4,235
Tractors (end of period)	4,812	4,478
Trailers (end of period)	5,705	4,631
Avg. effective trailing equip. usage*	10,860	9,515

*  Reflects intra business unit use of trailing equipment

Selected Balance Sheet Data
(dollars in thousands)
(unaudited)

	December	December
	2002	2001

Current assets	$433,182	$384,799

Total assets	1,318,728	1,260,298

Current liabilities	325,329	265,834

Total debt and capitalized leases	343,114	392,032

Stockholders' equity	590,487	458,317